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                                     COMMONWEALTH OF PENNSYLVANIA
                                     INSURANCE DEPARTMENT
                                     Office of Regulation of Companies
                                     1345 Strawberry Square
                                     Harrisburg, PA 17120
                                  Telephone (717) 783-2142   Fax (717) 787-8557
                                     www.insurance.state.pa.us

                                 August 17, 2000

Mr. Terry Van Gilder
President and Chief Executive Officer
Reliance Insurance Company
Three Parkway
Philadelphia, PA  19102

Dear Mr. Van Gilder:

The Pennsylvania Insurance Department ("Department") received information that the rating agency, A.M. Best Co., recently downgraded its rating of the insurance subsidiaries of Reliance Group Holdings, Inc. from A+ to B++ and then more recently to B. Reliance Insurance Company and its insurance subsidiaries (Reliance Insurance Company and its insurance subsidiaries now or hereafter domiciled in the Commonwealth of Pennsylvania being herein referred to as "Reliance") are subject to these downgraded ratings. The A.M. Best Co. has stated that it based the rating downgrades on the first quarter financial report of Reliance and noted worse-than-expected first quarter underwriting results, unfavorable operating trends and the termination of the offer from Leucadia National Corporation. The Department is concerned about the potential impact of these downgrades and any further ratings' downgrades on Reliance's operating performance.

The Department has expressed the desire to receive further information concerning the financial condition of Reliance and Reliance is willing to cooperate with the Department in such endeavor. Accordingly, the Department and Reliance Insurance Company hereby enter into this Agreement to set forth a schedule of reports and other transactions for the Department's review, comment, and/or approval.

Reliance and the Department agree, so long as this Agreement is in effect, as follows:

        1.  Reliance shall make the following reports:

           a. Reliance shall file a summary statutory financial information report covering the consolidated results of operations and financial position of Reliance Insurance company for each month, no later than the last day of the month following the month being reported upon, commencing with reports covering the month of July, 2000.

Each report shall be substantially in the agreed upon form of the report previously delivered to the Department.

           b. Reliance shall submit by August 31, 2000, a detailed business plan, setting forth projected sales and other dispositions of subsidiaries and material businesses or lines of business, and projections of future business operations. Reliance shall provide updates of material changes in the plan within three (3) business days after such material changes have been adopted by Reliance.




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Mr. Terry Van Gilder
August 17, 2000
Page 2



           c. Reliance shall file reports, for prior review and comment by the Department, of all proposed material transactions, as defined in Chapter 27 in Title 31 of the Pennsylvania Code, with its affiliates and with non-affiliates.

        2. Reliance shall not make any payments to or engage in any transactions or enter into any agreements directly or indirectly with its parent companies or any sister company of Reliance Insurance Company, without prior review by the Department, except payments and transactions under agreements existing on the date hereof (including existing tax allocation, pooling, management, service and expense allocation agreements and including other agreements described in footnote 5 to Reliance Insurance Company's Annual Statement to the Department for the year ended December 31, 1999) but any amendment or modification of any existing agreement shall be subject to such prior review if the effect of such modification or amendment would be to increase payments to Reliance's parent companies or such sister companies under such agreement by more than 5% of the annual payments thereunder.

        3. Reliance shall not make any withdrawals of monies from its bank accounts, disbursements or payments outside the ordinary course of business in amounts exceeding 5% of its then aggregate cash and investments without prior review by the Department unless pursuant to existing contracts or pursuant to a transaction submitted for and after review or approval by the Department.

        4. Reliance shall not make any dividend payments or other distributions to its shareholders without prior approval by the Department which approval shall not be unreasonably withheld. Reliance has advised the Department that Reliance is submitting a notice to the Department for its approval hereunder for the payment of a non-extraordinary dividend in August, 2000 and currently intends to submit a notice for payment of a non-extraordinary dividend in November, 2000.

        5. Reliance shall not incur any debt, obligation or liability for borrowed money not related directly to the ordinary course of business without prior review by the Department.

        6. Reliance shall not make any new investment of its funds without prior approval of the Department unless such investment is (a) in connection with any existing real estate development project, or (b) in accordance with Reliance's existing investment guidelines (except for new real estate investment assets or securities with a National Association of Insurance Commissioners Securities Valuation designation of 3 through 6), or (c) a fixed income security and has a National Association of Insurance Commissioners Securities Valuation Office designation of 1 or 2 or an investment grade rating of a nationally recognized statistical rating agency relied upon by the National Association of Insurance Commissioners or (d) an equity security included in the S&P 500 Index or the Russell 2000 Index if, after giving effect to such investment, the aggregate value of all equity security investments then owned by Reliance does not exceed 5% of the aggregate value of all investments then owned by Reliance.

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Mr. Terry Van Gilder
August 17, 2000
Page 3


        7. Reliance shall not, without prior review by the Department, reallocate personnel or personnel expenses with its parent or any of its affiliates if in any 12 consecutive-month period commencing July 1, 2000 the number of employees reallocated to Reliance shall exceed 50 or the aggregate amount of personnel expenses reallocated to Reliance shall exceed 12% of total annual personnel expenses of Reliance as at June 30, 2000.

        8. Reliance shall not dispose of any fixed assets (plant, property or equipment) having a value of $2,500,000 or more without prior review by the Department.

        9. Reliance shall not enter into new material reinsurance agreements or amend in any material respect existing material reinsurance agreements without prior review by the Department (it being understood that renewals of existing reinsurance agreements, if the terms remain unchanged in all material respects, will not constitute entering into new reinsurance agreements), except that Reliance may amend existing reinsurance contracts the recoverables under which, in the aggregate, do not exceed 9% of the reinsurance recoverables reported in the statutory accounts of Reliance as at June 30, 2000. For purposes of this section 9, a "material reinsurance agreement" shall mean a reinsurance agreement in respect of which total subject ceded premiums exceeds or is expected to exceed $50,000,000.

        10. Reliance shall not change or amend Reliance's bylaws without prior review by the Department.

        11. Reliance shall not merge or consolidate with or be acquired by an entity or person without prior approval by the Department.

        12. Reliance shall give prior notice to the Department of any transaction that would alter the corporate ownership structure of Reliance Insurance Company and its insurance subsidiaries domiciled in the Commonwealth of Pennsylvania as shown on Schedule Y to Reliance's most recent report to the Department, other than with respect to a transaction otherwise reviewed or approved by the Department.

        13. Reliance shall not add any individual who is not currently a senior officer of Reliance or one of its affiliates to the board of directors of Reliance without prior review by the Department. Reliance shall not appoint any individual who is not currently a senior officer of Reliance or one of its affiliates as a chief executive officer, chief operating officer, chief underwriting officer, chief financial officer, chief actuarial officer, general counsel or chief claims office ("Key Officer") of Reliance without prior review by the Department (it being understood that Reliance may appoint acting Key Officers pending appointment of individuals as Key Officers on a permanent basis without such prior review and Reliance will notify the Department of any such appointment within 5 business days following such an appointment).

        14. Reliance shall advise the Department of the terms of any written group remuneration, consulting, deferred compensation or bonus plans for directors, officers and employees of Reliance, and of remuneration, consulting, deferred compensation and bonus plans for all directors for Key Officers.

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Mr. Terry Van Gilder
August 17, 2000
Page 4


        15. Reliance shall not enter into any new agreements or revise existing agreements for any form of current or future remuneration or other compensation, including severance agreements, (other than severance agreements documenting terminations under existing plans, policies and agreements), for services rendered to Reliance by employees of Reliance, without prior approval of the Department, except for additional compensation payable by Reliance to its employees (a) in the six-month period ending December 31, 2000 which in the aggregate does not exceed 9% of the annual aggregate compensation payable by Reliance as at July 1, 2000 and (b) thereafter in any calendar year which in the aggregate does not exceed 9% of the annual aggregate compensation payable by Reliance at the commencement of such year.

        16. Reliance shall not pledge or assign any of its assets to secure indebtedness for borrowed money without prior review by the Department.

        17. Reliance shall not accept non-cash capital contributions from Reliance Group Holdings, Inc. without prior review by the Department.

        18. Reliance agrees that, if the Department engages any outside independent consultants to assist the Department in its analyses of Reliance's condition, the consultants' fee shall be paid by Reliance. The Department will not enter into such fee arrangements without reasonable prior notice to and review by Reliance.

        19. All information, documents and copies thereof obtained by or disclosed to the Department pursuant to this agreement will be kept strictly confidential by the Department and not disclosed to any third party except for information which is generally available to the public. In the event that the Department is required to disclose any of such information, the Department will give Reliance prompt written notice of such request.

        20. Reliance shall provide to the Department any additional reports that the Department reasonably determines are necessary to ascertain the financial condition of Reliance.

        21. In case any provision of this Agreement requires that the Department has the right of prior review or comment prior to a transaction or the taking of action, Reliance shall give written notice of an information with respect to such transaction or action at least six (6) business days prior to the consummation of such transaction or the taking of such action. In case any provision of this Agreement requires that the Department has the right to approve a transaction or action, Reliance shall give written notice of and information with respect to such transaction or action at least ten (10) business days prior to the consummation of such transaction or the taking of such action and if the Department shall not have disapproved such transaction or action prior to the end of such 10 business day period, the transaction or action shall be deemed approved by the Department. In any event, Reliance may consummate any such transaction or take action following approval by the Department given prior to such 6 or 10 business day period, as the case may be.


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Mr. Terry Van Gilder
August 17, 2000
Page 5



        22. Reliance shall obtain a resolution of the Board of Directors authorizing Terry Van Gilder, President and Chief Executive Officer of Reliance Insurance Company, to execute this Agreement for Reliance. A copy of the resolution is attached as Exhibit A.

        23. The Department and Reliance will, promptly following the end of each calendar quarter, review the appropriateness of the continuation of this agreement in light of the financial condition and prospects of Reliance, including but not limited to its surplus and risk based capital positions and its performance under its business plan.

              If at the end of any calendar quarter during the term of this agreement, commencing with the quarter ended September 30, 2002, the ratio representing Reliance's net losses unpaid (i.e., the sum of net losses and loss adjustment expenses) as a percentage of Reliance's combined surplus as regards policyholders, as shown on the quarterly or annual financial statements filed with the Department (and supported by a statement of actuarial opinion of an independent qualified actuary relating to loss and loss adjustment expense reserves reflected therein), is 200% or less, then the provisions and terms of this agreement requiring prior review, comment or approval by the Department shall be suspended until such time as such ratio, as shown on a subsequent quarterly or annual financial statement filed with the Department, shall be more than 200% provided that during the period of any such suspension Reliance will not make any dividend payments or other distributions to its shareholders if, after giving effect thereto and as a result thereof, such ratio would be more than 200%.

        24. This Agreement shall remain in full force and effect until

            a. Reliance and the Department shall mutually agree to dissolve this Agreement; or

            b. the Department commences any proceedings or makes any order under
Article V of the Insurance Department Act of May 17, 1921 or Article XIV of the Insurance company Law of May 17, 1921; or

            c. declaration by the Department of the dissolution of this Agreement if (i) Reliance shall have breached this Agreement in any material respect, (ii) the Department shall have given written notice to Reliance of such breach and (iii) Reliance shall not have cured such breach within 10 business days of receipt of such notice. Upon such dissolution, the Department may take action authorized by law, and Reliance hereby agrees that the Department shall be entitled to issue a cease and desist order or secure injunctive or other equitable relief with respect to such material breach as the interests of Reliance 's policyholders, creditors, shareholders or the public may require and that Reliance will not oppose the issuance of such cease and desist order or the granting of such relief for any such material breach, without prejudice to Reliance to seek relief as appropriate before the Pennsylvania Commonwealth Court.

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Mr. Terry Van Gilder
August 17, 2000
Page 6



        25. This Agreement is not intended to supercede any existing agreements between Reliance and the Department, orders of the Department, or other Reliance plans previously accepted by the Department.




                 /s/ STEPHEN J. JOHNSON                    8/17/2000
                 ------------------------------     -----------------------
                 Stephen J. Johnson, CPA                               Date
                 Deputy Insurance Commissioner
                 Pennsylvania Insurance Department





                 /s/ TERRY VAN GILDER                      8/18/00
                 -----------------------------      -----------------------
                 Terry Van Gilder                                      Date
                 President and Chief
                 Executive Officer
                 Reliance Insurance Company




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